OrthoPediatrics Corp. Announces U.S. Launch of Large Fragment Cannulated Screw System

WARSAW, Indiana, March 9, 2020 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (NASDAQ: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, is pleased to announce the limited U.S. launch of its Large Fragment Cannulated Screw System, which would represent the Company’s 34th surgical system. The innovative system was designed to address trauma procedures, as well as treating children with a condition known as Slipped Capital Femoral Epiphysis (“SCFE”) and includes specific design elements to address the unique needs of the pediatric population.

These unique design features include:
–Screws in 2mm increments for more precision
–Screw thread run out in the head of screw to aid in hardware removal
–Dual lead threads to accelerate screw insertion
–Threaded cannulation to facilitate implant removal

Large Fragment Cannulated Screws (available in 6.5mm and 7.3mm diameters) are intended for pediatric fracture fixation of large bones and large bone fragments such as slipped capital femoral epiphysis, femoral neck fractures, tibial plateau fractures, sacroiliac joint disruption, intercondylar femur fractures, subtalar arthrodesis and fixation of pelvis and iliosacral joint.

Jeff Mebel, OrthoPediatrics’ Trauma Product Director, commented, “We are excited about the domestic beta release of our new Large Fragment system and look forward to supporting physician adoption. This launch represents our continued commitment to provide our surgeon customers with innovative technology to treat a wide variety of pathologies that are unique to children. We have the privilege of partnering with excellent physicians and their input has represented a valuable part in bringing this system to market.”

The OrthoPediatrics development team worked closely with four pediatric orthopedic surgeons from prominent institutions globally on the design of the screw implants and instruments. Dr. Scott Hoffinger, pediatric orthopedic surgeon in San Francisco, shared his interest in the platform, stating, “The engineering group at OrthoPediatrics completely reconfigured the screw system and precisely designed it specifically for the pediatric patient. This will help overcome challenges we encounter in the operating room every day.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 34 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION